Exhibit 15.1
October 30, 2009
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549
We are aware that Monster Worldwide, Inc. has incorporated by reference in its Registration Statements on Form S-8 (Nos. 333-81843, 333-63631, 333-50699, 333-18937, 333-131899, 333-151430 and 333-160196) our report dated October 30, 2009, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended September 30, 2009. Pursuant to Regulation C under the Securities Act of 1933 (the “Act”), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to October 30, 2009.
/s/ BDO SEIDMAN, LLP
New York, NY